EXHIBIT 10.1

INVESTMENT AGREEMENT

Dated as of August 19, 2016

between

RLJ Entertainment, Inc.

and

DIGITAL ENTERTAINMENT HOLDINGS LLC

TABLE OF CONTENTS

Page

ARTICLE I.
DEFINITIONS

Section 1.1	Definitions2

ARTICLE II.
CLOSING

Section 2.1	Closing8
Section 2.2	Closing Deliverables9
Section 2.3	Closing Conditions10

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

Section 3.1	Representations and Warranties of the Company11
Section 3.2	Representations and Warranties of the Investor31

ARTICLE IV.
COVENANTS

Section 4.1	Interim Operations; Ongoing Consent Rights33
Section 4.2	Further Assurances35
Section 4.3	Directors35
Section 4.4	Stockholder Approval36
Section 4.5	Stockholders Meeting36
Section 4.6	Acknowledgment of Dilution37
Section 4.7	Access and Information37
Section 4.8	Maintenance and Filing Requirements37
Section 4.9	Exercise Procedures38
Section 4.10	Publicity38
Section 4.11	Indemnification of Investor Parties38
Section 4.12	Acquisition Proposals39
Section 4.13	Intellectual Property Agreements44
Section 4.14	Waiver Agreements; Other Instruments44
Section 4.15	Subsequent Investor Sales45
Section 4.16	Notice of Certain Events45

ARTICLE V.
TERMINATION

Section 5.1	Termination45
Section 5.2	Notice of Termination; Effect of Termination46

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ARTICLE VI.
MISCELLANEOUS

Section 6.1	Survival47
Section 6.2	Fees and Expenses48
Section 6.3	Entire Agreement48
Section 6.4	Notices48
Section 6.5	Amendments; Waivers49
Section 6.6	Successors and Assigns50
Section 6.7	No Third-Party Beneficiaries50
Section 6.8	Governing Law50
Section 6.9	WAIVER OF JURY TRIAL51
Section 6.10	Specific Performance51
Section 6.11	Counterparts51
Section 6.12	Severability51
Section 6.13	Replacement of Securities52
Section 6.14	Common Stock Adjustments52
Section 6.15	Payment Set Aside52
Section 6.16	Construction52
Section 6.17	Interpretation52
Section 6.18	Headings53

Annex A Form of Credit and Guaranty Agreement

Annex BForms of Investor Warrants

Annex CForm of Registration Rights Agreement

Annex DForm of Voting Agreement

Annex EForm of Waiver Agreement

Annex FTerms of Stockholders’ Agreement

Annex GForms of Certificate of Designations

Annex HForms of 2015 Warrants

ii

INVESTMENT AGREEMENT

This Investment Agreement (this “Agreement”) is dated as of August 19, 2016, between RLJ Entertainment, Inc., a Nevada corporation (the “Company”), and Digital Entertainment Holdings LLC, a Delaware limited liability company (the “Investor”).

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1;

WHEREAS, subject to the terms and conditions set forth in this Agreement and the credit and guaranty agreement in the form attached as Annex A (the “Credit and Guaranty Agreement”), which shall be entered into on the Closing Date, the Investor desires to extend senior secured loans to the Company in an aggregate principal amount of $65,000,000 (the “Senior Secured Loans”);

WHEREAS, immediately following the extension of the Senior Secured Loans to the Company on the Closing Date, the Company’s Existing Indebtedness shall be repaid in full, by wire transfer directly from the Investor to McLarty Capital Partners SBIC, L.P., as administrative agent for the Existing Indebtedness (“McLarty”);

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue to the Investor, and the Investor desires to receive from the Company, the Warrants in the forms attached as Annex B;

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company and the Investor shall enter into a registration rights agreement in the form attached as Annex C (the “Registration Rights Agreement”) on the Closing Date;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, the Investor and certain stockholders of the Company (the “Voting Stockholders”) are entering into a voting agreement in the form attached as Annex D (the “Voting Agreement”), pursuant to which each Voting Stockholder has agreed to approve the transactions contemplated by this Agreement and the other Transaction Documents and to vote in favor of the election of directors nominated by the Investor following the Closing in accordance with the terms of this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, certain stockholders, warrant holders and unsecured subordinated note holders of the Company are entering into waiver agreements with the Company in the form attached as Annex E (the “Waiver Agreements”);

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company, the Investor and certain stockholders shall enter into a stockholders’ agreement addressing the terms set out on Annex F (the “Stockholders’ Agreement”) on the Closing Date; and

WHEREAS, the Company and the Investor desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Company and the Investor agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.1Definitions

. For purposes of this Agreement, the following terms shall have the following meanings:

“Acorn TV Subscriber” means a subscriber to the Company’s Acorn TV digital channel.

“Acquisition Proposal” shall have the meaning given to such term in Section 4.12(c)(i).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Agreement” shall have the meaning given to such term in the Preamble hereto.

“Alternative Agreement” shall have the meaning given to such term in Section 4.12(a)(iv).

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Change of Recommendation” shall have the meaning given to such term in Section 4.12(e)(vi).

“Closing” shall have the meaning given to such term in Section 2.1.

“Closing Date” shall have the meaning given to such term in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to (1) receive Common Stock or (2) to vote with the stockholders of the Company on any matter.

“Company” shall have the meaning given to such term in the Preamble hereto.

“Company Fundamental Representations” means the Company’s representations and warranties set forth in Section 3.1(a), Section 3.1(b), Section 3.1(c), Section 3.1(d)(i), Section 3.1(f), Section 3.1(g), Section 3.1(r), and Section 3.1(z).

“Company Intellectual Property” shall have the meaning given to such term in Section 3.1(s)(vii).

“Company Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the Company or any of the Subsidiaries, including, but not limited to, ERISA Plans, employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

“Company Recommendation” shall have the meaning given to such term in Section 4.5.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of November 19, 2014, by and between Rainbow Media Holdings LLC and the Company.

“Contract” shall have the meaning given to such term in Section 3.1(d).

“Controlled Group Liability” means any and all liabilities (1) under Title IV of ERISA, (2) under Section 302 of ERISA, (3) under Sections 412 and 4971 of the Code, and (4) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and section 4980B of the Code

“Credit and Guaranty Agreement” shall have the meaning given to such term in the Recitals hereto.

“Environmental Laws” shall have the meaning given to such term in Section 3.1(p).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of the Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

“ERISA Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Evaluation Date” shall have the meaning given to such term in Section 3.1(v).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means the Indebtedness and other obligations outstanding under that certain Credit and Guaranty Agreement, dated as of September 11, 2014 (as amended, restated, supplemented or otherwise modified), by and among the Company, certain of the Subsidiaries, McLarty, as administrative agent, and the lenders and other financial institutions party thereto.

“Existing Warrants” shall have the meaning given to such term in Section 3.1(g)(i).

“Exploit” shall have the meaning given to such term in Section 3.1(s)(vii).

“Fair Salable Value” shall have the meaning given to such term in Section 3.1(aa).

“FCPA” means the Foreign Corrupt Practices Act of 1977.

“GAAP” shall have the meaning given to such term in Section 3.1(h)(ii).

“Governmental Entity” shall have the meaning given to such term in Section 3.1(d).

“Hazardous Materials” shall have the meaning given to such term in Section 3.1(p).

“Incentive Plan” shall have the meaning given to such term in Section 3.1(g)(i).

“Indebtedness” shall have the meaning given to such term in Section 3.1(aa).

“Intellectual Property” shall have the meaning given to such term in Section 3.1(s)(vii).

“Investor” shall have the meaning given to such term in the Preamble hereto.

“Investor Party”  shall have the meaning given to such term in the Section 4.11.

“IT Assets” shall have the meaning given to such term in Section 3.1(s)(vii).

“Laws” means any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

“Library Programs” shall have the meaning given to such term in Section 3.1(s)(vii).

“Lien” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that (i) has had or would be reasonably likely to have a material adverse effect on (A) the legality, validity or enforceability of any Transaction Document, (B) the financial condition, properties, assets, liabilities, business or results of operations of the Company and the Subsidiaries, taken as a whole, or (C) the Company’s ability to perform on a timely basis its obligations under any Transaction Document; or (ii) would, or would be reasonably likely to, prevent or materially delay or impair the transactions contemplated by this Agreement and the other Transaction Documents.

“Material Contract” shall have the meaning given to such term in Section 3.1(m)(i).

“Material Permits” shall have the meaning given to such term in Section 3.1(q).

“McLarty” shall have the meaning given to such term in the Recitals hereto.

“Money Laundering Laws” shall have the meaning given to such term in Section 3.1(gg).

“NASDAQ” means the Nasdaq Stock Market.

“Negotiation Period” shall have the meaning given to such term in Section 4.12(f).

“Non-Owned Intellectual Property” shall have the meaning given to such term in Section 3.1(s)(vii).

“Owned Intellectual Property” shall have the meaning given to such term in Section 3.1(s)(vii).

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” means the preferred stock of the Company, par value $0.001 per share.

“Proceeding” means any action, claim, suit, investigation, inquiry, notice of violation, arbitration or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Programs” shall have the meaning given to such term in Section 3.1(s)(vii).

“Proxy Statement” shall have the meaning given to such term in Section 4.4.

“Registered Intellectual Property” shall have the meaning given to such term in Section 3.1(s)(i).

“Registration Rights Agreement” shall have the meaning given to such term in the Recitals hereto.

“Representatives” shall have the meaning given to such term in Section 4.12(a).

“Required Approvals” means (i) the Stockholder Approval and (ii) the supplemental listing application to the NASDAQ for the listing of the Underlying Shares (or, if the Common Stock is not then listed on NASDAQ, all approvals necessary for inclusion of the Underlying Shares on such other securities trading market upon which the Common Stock is then listed or traded).

“Required Minimum” means, as of any date, the maximum aggregate number of shares of Common Stock then issued or potentially issuable in the future pursuant to the Transaction Documents, including any Underlying Shares issuable upon exercise in full of the Warrants, ignoring any conversion or exercise limits set forth therein.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC Reports” shall have the meaning given to such term in Section 3.1(h)(i).

“Securities” means the Warrants and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Secured Loans” shall have the meaning given to such term in the Recitals hereto.

“Stockholder Approval” means such approval as may be required by the applicable rules and regulations of the NASDAQ (or any successor entity) and/or the Company’s articles of incorporation and bylaws from the stockholders of the Company with respect to the transactions contemplated by the Transaction Documents, including the issuance of all of the Underlying Shares to the Investor upon exercise of the Warrants and pursuant to the terms of the Credit and Guaranty Agreement.

“Stockholder’s Agreement” shall have the meaning given to such term in the Recitals hereto.

“Stockholders Meeting” shall have the meaning given to such term in Section 4.5.

“Subject Venture” shall have the meaning given to such term in Section 4.1(j).

“Subscriber Accounting Policy” means the Company’s policy with respect to calculating Acorn TV Subscribers and UMC Subscribers, as set forth on Schedule 3.1(n).

“Subsidiary” means any subsidiary of the Company as set forth on Schedule 3.1(a) and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

“Superior Proposal” shall have the meaning given to such term in Section 4.12(c)(ii).

“Superior Proposal Notice” shall have the meaning given to such term in Section 4.12(f).

“Tax” means all federal, state, local and foreign income, license, profits, franchise, gross receipts, gross income, environmental, customs or customs duty, gains or capital gains, capital stock, severance, stamp or stamp duty, payroll, sales, employment, social security (or similar), inventory, premium, windfall profits, occupation, unemployment, disability, use, real property, personal property, ad valorem, transfer, registration, withholding, excise, medical device, excise, escheat or abandoned property, production, value added, occupancy, minimum, alternative or add-on minimum, estimated and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Termination Date” shall have the meaning given to such term in Section 5.1(b).

“Termination Fee” means an amount in cash equal to $5,000,000 plus the out-of-pocket expenses incurred by the Investor in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby not to exceed $2,000,000.

“Transaction Documents” means this Agreement, the Credit and Guaranty Agreement, the Warrants, the Registration Rights Agreement, the Voting Agreement, the Waiver Agreements, the Stockholder’s Agreement, all annexes, exhibits and schedules hereto and thereto and any other documents or agreements executed in connection with the transactions contemplated hereunder, as such agreements may be amended or modified from time to time.

“Transfer Agent” means Computershare Trust Company, N.A., the current transfer agent of the Company, with a mailing address of 211 Quality Circle, Suite 210, College Station, TX 77845 and a phone number of (800) 962-4284, and any successor transfer agent of the Company.

“UMC Subscriber” means a subscriber to the Company’s UMC digital channel.

“Underlying Shares” means the Warrant Shares and the shares of Common Stock issued and issuable pursuant to the Credit and Guaranty Agreement.

“Voting Agreement” shall have the meaning given to such term in the Recitals hereto.

“Voting Stockholders” shall have the meaning given to such term in the Recitals hereto.

“Waiver Agreements” shall have the meaning given to such term in the Recitals hereto.

“Warrants” means the three warrants, in the forms attached as Annex B, entitling the Investor to purchase an aggregate of 20,000,000 shares of Common Stock (or such greater number to the extent provided in the Warrants) to be delivered to, and registered in the name of, the Investor at the Closing in accordance with this Agreement, which Warrants shall be exercisable in whole or in part immediately upon the Closing and from time to time thereafter.

“Warrant Shares” means the shares of Common Stock issued and issuable upon exercise of the Warrants.

ARTICLE II.
CLOSING

Section 2.1Closing

.  Unless otherwise mutually agreed in writing between the Company and the Investor, the closing for the transactions contemplated by this Agreement and the other Transaction Documents (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 10:00 a.m. (New York City time) on the date (the “Closing Date”) that is the second (2nd) Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Section 2.3 shall be satisfied or waived in writing in accordance with this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). At the Closing, upon the terms and subject to the conditions set forth herein:

(a)in connection with the extension of the Senior Secured Loans to the Company, the Investor shall deliver, or cause to be delivered, the following cash payments, by wire transfer in immediately available funds: (i) payment to McLarty of the amount required to repay the Existing Indebtedness in full (including all interest, premiums, fees and other amounts due and payable in respect thereof and any expenses in connection therewith as have been agreed to be paid by the Investor); provided, however, that in the event such amount exceeds the aggregate principal of the Senior Secured Loans, the Investor shall only pay to McLarty the aggregate principal of the Senior Secured Loans; and (ii) payment to the Company of an amount in cash equal to the amount, if any, by which the aggregate principal of the Senior Secured Loans exceeds the payment made to McLarty pursuant to clause (i) of this Section 2.1(a);

(b)the Company shall issue and deliver the Warrants to the Investor; and

(c)the Company and the Investor shall deliver all other items deliverable at the Closing as set forth in Section 2.2.

Section 2.2Closing Deliverables

.

(a)The Company.  At the Closing, in addition to the deliveries described in Section 2.1, the Company shall deliver or cause to be delivered to the Investor the following:

(i)payoff letters, Lien terminations and instruments of discharge in form and substance acceptable to the Investor to allow for the repayment, discharge and termination in full on the Closing Date of the Existing Indebtedness;

(ii)the Credit and Guaranty Agreement duly executed by the Company;

(iii)the Warrants duly executed by the Company and registered in the name of the Investor;

(iv)the Registration Rights Agreement duly executed by the Company; and

(v)the Stockholder’s Agreement duly executed by the Company.

(b)The Investor.  At the Closing, in addition to the deliveries described in Section 2.1, the Investor shall deliver or cause to be delivered to the Company the following:

(i)the Credit and Guaranty Agreement duly executed by the Investor;

(ii)the Registration Rights Agreement duly executed by the Investor; and

(iii)the Stockholder’s Agreement duly executed by the Investor.

Section 2.3Closing Conditions

.

(a)Conditions to Each Party’s Obligations.  The obligation of each party to effect the Closing is subject to the satisfaction or waiver of the following condition:

(i)Laws. No court or other Governmental Entity of competent jurisdiction in the United States shall have enacted, issued, promulgated, enforced or entered any Law or order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

(b)Conditions to the Company’s Obligations. The obligation of the Company to effect the Closing is subject to the satisfaction or waiver of the following conditions:

(i)Representations and Warranties. (1) Each of the representations and warranties of the Investor contained in Section 3.2 shall be true and correct in all material respects (or, to the extent any such representation and warranty is qualified by materiality, in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), and (2) the Company shall have received a certificate signed on behalf of the Investor by an authorized officer of the Investor certifying that the condition set forth in this Section 2.3(b)(i) has been satisfied.

(ii)Performance of Obligations. The Investor shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of the Investor by an authorized officer of the Investor certifying that the condition set forth in this Section 2.3(b)(ii) has been satisfied.

(iii)Closing Deliverables.  The delivery by the Investor of the items set forth in Section 2.2(b) of this Agreement shall have been made.

(c)Conditions to the Investor’s Obligations.  The obligation of the Investor to effect the Closing is subject to the satisfaction or waiver of the following conditions:

(i)Representations and Warranties. (1) The Company Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), (2) the representations and warranties of the Company contained in Section 3.1 other than the Company Fundamental Representations shall be true and correct in all material respects (or, to the extent any such representation and warranty is qualified by materiality or Material Adverse Effect, in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), and (3) the Investor shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company certifying that the condition set forth in this Section 2.3(c)(i) has been satisfied.

(ii)Performance of Obligations. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Investor shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company certifying that the condition set forth in this Section 2.3(c)(ii) has been satisfied.

(iii)Closing Deliverables.  The delivery by the Company of the items set forth in Section 2.2(a) of this Agreement shall have been made.

(iv)Stockholder Approval.  The Stockholder Approval shall have been duly obtained.

(v)No Material Adverse Effect. There shall have been no Material Adverse Effect with respect to the Company since the date of this Agreement.

(vi)Listing of Underlying Shares.  The Underlying Shares shall have been approved for listing by the NASDAQ (or, if the Common Stock is not then listed on NASDAQ, the Underlying Shares shall have received all approvals necessary for inclusion on such other securities trading market upon which the Common Stock is then listed or traded).

(vii)Director Appointments.  The Board of Directors shall have duly appointed two designees of the Investor to the Board of Directors, effective upon the Closing.

(viii)Securities Markets.  From the date hereof to the Closing Date, trading in the Common Stock shall not have been suspended by the Commission or the NASDAQ (or, if the Common Stock is not then listed on NASDAQ, such other securities trading market upon which the Common Stock is then listed or traded).

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

Section 3.1Representations and Warranties of the Company

.  Except as set forth in the corresponding section or subsection of the schedules delivered to the Investor by the

Company prior to entering into this Agreement, the Company hereby represents and warrants to the Investor as of the date hereof and as of the Closing as follows:

(a)Subsidiaries. All of the direct and indirect Subsidiaries of the Company are set forth on Schedule 3.1(a)(i). Except as set forth on Schedule 3.1(a)(ii), the Company owns, directly or indirectly, all of the capital stock or other equity interests of each of the Subsidiaries free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each of the Subsidiaries are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

(b)Organization and Qualification. The Company and each of the Subsidiaries is a legal entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to conduct its businesses as presently conducted. Neither the Company nor any of the Subsidiaries is in violation nor default of any of the provisions of its certificate or articles of incorporation, bylaws or other organizational or charter documents. The Company and each of the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to be materially adverse to the Company, and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c)Authorization; Enforcement. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents and to consummate the transactions contemplated hereby and thereby and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company or the Board of Directors in connection herewith or therewith other than the Stockholder Approval. This Agreement and each other Transaction Document to which the Company is a party has been (or upon delivery will have been) duly executed by the Company and constitutes (or when delivered in accordance with the terms hereof and thereof will constitute) the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws of general applicability affecting the rights of creditors and general equitable principles (whether considered in a proceeding in equity or at law).

(d)No Conflicts. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, the issuance of the Securities and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not: (i) conflict with, violate, or result in a breach of any provision of the Company’s or any of the Subsidiaries’ certificate or articles of incorporation, bylaws or other organizational or charter documents; (ii) taking into account the Waiver Agreements, conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, lease, license, contract, note, mortgage, indenture, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected (each, a “Contract”); (iii) subject to receipt of the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction (including federal and state securities laws and regulations) of any federal, state, county, local or foreign governmental or regulatory authority, self-regulatory organization, agency, commission, body, court or other legislative, executive or judicial governmental entity (each, a “Governmental Entity”), or by which any property or asset of the Company or a Subsidiary is bound or affected; (iv) result in the loss or impairment of, payment of any additional amounts with respect to, or the consent of any other Person being required in respect of, the Company’s or the Subsidiaries’ right to own or use any Intellectual Property; or (v) taking into account the Waiver Agreements, result in any change in the rights or obligations of any party under any Contract binding on the Company or any of the Subsidiaries; except in the case of each of clauses (iv) and (v), such as would not have or result in a Material Adverse Effect.

(e)Filings, Consents and Approvals.  Other than the Required Approvals and required reports pursuant to the Exchange Act, no notices, reports, or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits, waivers or other authorizations required to be obtained by the Company from, any Governmental Entity or other third party in connection with the execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents.

(f)Issuance of the Securities.  The Warrants are duly authorized and, when delivered at the Closing will be duly and validly issued, free and clear of all Liens. The Underlying Shares have been duly authorized and, when issued in accordance with the terms of the Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens. The Company has reserved from its duly authorized capital stock a number of shares of Common Stock for issuance of the Underlying Shares at least equal to the Required Minimum on the date hereof.

(g)Capitalization.

(i)The authorized capital stock of the Company consists of 250,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock.  As of August 19, 2016, 5,056,233 shares of Common Stock (including 460, 426 shares of unvested time-vesting restricted stock and no shares of unvested performance-vesting restricted stock) and 30,696.243 shares of Preferred Stock (including 4,000 shares of Series A-1 Preferred Stock, 2,000 shares of Series A-2 Preferred Stock, 8,196.243 shares of Series B-1 Preferred Stock and 16,500 shares of Series B-2 Preferred Stock) were outstanding.  All of the outstanding shares of Common Stock and Preferred Stock have been duly authorized and are validly issued, fully paid and nonassessable.  As of August 19, 2016, warrants to acquire 10,118,525 shares of Common Stock were outstanding (the “Existing Warrants”).  Other than 10,118,525 shares of Common Stock reserved for issuance upon the exercise of the Existing Warrants,  20,000,000 shares of Common Stock reserved for issuance upon the exercise of the Warrant, 10,232,085 shares (excluding dividend shares) of Common Stock reserved for issuance upon conversion of the Preferred Stock, and 1,300,619 shares of Common Stock available for issuance under the Company’s 2012 Incentive Plan, as amended (the “Incentive Plan”), the Company has no additional shares of Common Stock reserved for issuance. Upon any issuance of shares of Common Stock in accordance with the terms of the Incentive Plan, such shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of all Liens.  Other than the Existing Warrants, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. The Company has delivered to the Investor a true and complete copy of each form of warrant and each form of award agreement pertaining to each equity award outstanding under the Incentive Plan, and has also delivered any other warrant agreements or award agreements to the extent there are variations from the general forms, specifically identifying the Persons to whom such variant forms apply.

(ii)Schedule 3.1(g)(ii) sets forth the Company’s or the Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person, other than securities in a publicly traded company held for investment by the Company or any of the Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company.  No current or past holder of any capital stock, equity interest or other direct or indirect ownership interest of the Company or any of the Subsidiaries (x) has (or has ever had) a “controlling interest” (within the meaning of Section 414 of the Code) in the Company or any of the Subsidiaries or (y) would otherwise be (or would have otherwise been) treated as a “single employer” with the Company or any of the Subsidiaries under Section 414 of the Code or Section 4001 of ERISA.

(iii)The Company has not issued any capital stock since its most recently filed periodic report under the Exchange Act.  Except as set forth in Schedule 3.1(g)(iii) or as a result of the transactions contemplated by the Transaction Documents, there are no preemptive or other outstanding options, warrants, conversion rights, repurchase rights, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any, shares of Common Stock, Common Stock Equivalents or the capital stock of any of the Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents or capital stock of any of the Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no outstanding securities or instruments of the Company or any Subsidiary that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to redeem a security of the Company or such Subsidiary.

(iv)All of the outstanding shares of capital stock of the Company have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Other than the Voting Agreement, there are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

(v)No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. The issuance of the Securities will not obligate the Company or any of the Subsidiaries to issue shares of Common Stock or other securities to any Person (other than the Investor) and, taking into account the Waiver Agreements, will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. Other than the Stockholder Approval, no further approval or authorization of any stockholder, the Board of Directors or other Person is required for the issuance of the Securities.

(h)SEC Reports; Financial Statements.

(i)The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since December 31, 2014 (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(ii)The financial statements of the Company and its consolidated Subsidiaries included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended.

(iii)The books of account and other records of the Company and its consolidated Subsidiaries are, in all material respects, complete and correct and have been maintained in accordance with commercially reasonable business practices.  The financial statements of the Company have been prepared in a manner consistent in all material respects with the books of account and other records of the Company and its consolidated Subsidiaries.

(iv)The charges, accruals and reserves for Taxes with respect to the Company and its consolidated Subsidiaries reflected on the books of the Company and the Subsidiaries (excluding any provision for deferred income Taxes reflecting either differences between the treatment of items for accounting and income Tax purposes or carryforwards) are adequate in accordance with GAAP to cover Tax liabilities accruing through the end of the last period for which the Company and its consolidated Subsidiaries ordinarily record items on their respective books.

(v)There are no liabilities of the Company or any of the Subsidiaries required by GAAP to be reflected on the Company’s consolidated balance sheet, except for (A) those liabilities that are reflected or reserved against on the balance sheet included in the latest audited financial statements included within the SEC Reports, (B) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2015 and (C) obligations incurred pursuant to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.

(i)Absence of Changes. Since December 31, 2015, the Company and the Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses consistent with past practices and there has not been:

(i)any material change in the financial condition, properties, assets, liabilities, business, prospects or results of their respective operations or any event, change, effect, development, state of facts, condition, circumstance or occurrence (including any adverse change with respect to any such matter existing on or prior to December 31, 2015) of which the Company has knowledge;

(ii)any damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of the Subsidiaries, whether or not covered by insurance;

(iii)any material change in any method of accounting or accounting practice or internal controls (including internal controls over financial reporting) by the Company or any of the Subsidiaries;

(iv)any declaration, setting aside or payment of any dividend or making of any other distribution with respect to the Company’s or any of the Subsidiaries’ outstanding shares of capital stock or other equity interests (whether in cash, assets, stock, property or other securities of the Company or the Subsidiaries), or any repurchase, redemption or other acquisition of any shares of capital stock of the Company or options, warrants, convertible or exchangeable securities, stock based units (performance based or otherwise) or other rights to acquire any such shares of capital stock;

(v)any acquisition, in a single transaction or a series of related transactions, whether by merger or consolidation with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other Person (other than the Company or any of the Subsidiaries);

(vi)any split, combination or reclassification or any capital stock of the Company or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company;

(vii)any sale, lease (as lessor), license or other disposition of (including through any “spin-off”), or pledge, encumbrance or other Lien imposed upon, any properties or assets, any properties or assets that are material, individually or in the aggregate, to the Company and the Subsidiaries, taken as whole, except sales, leases, licenses or other dispositions of inventory and excess or obsolete properties or assets in the ordinary course of business;

(viii)any issuance of equity securities to any officer, director or Affiliate; or

(ix)any agreement to do any of the foregoing.

(j)Litigation. There is no (i) civil, criminal or administrative Proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company, any of the Subsidiaries or any of their respective properties (provided that solely with respect to threatened claims arising out of amounts due and payable by the Company to any Person under a vendor or consumer Contract, to the knowledge of the Company there are no civil Proceedings threatened against or affecting the Company that could reasonably result in damages in excess of $200,000 individually or $300,000 in the aggregate) or (ii) investigation or review pending or threatened by any Governmental Entity with respect to the Company or any of the Subsidiaries. Neither the Company nor any of the Subsidiaries, nor any director or officer thereof, is or has been the subject of any Proceeding involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act. Neither the Company nor any of the Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity.

(k)Labor Relations. No labor dispute, arbitration or grievance exists or, to the knowledge of the Company, is imminent or threatened with respect to any of the employees of the Company. None of the Company’s or the Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company or such Subsidiary, and neither the Company nor any of the Subsidiaries is a party to a collective bargaining agreement or other agreement with a labor union or like organization, and to the knowledge of the Company, there are no activities or proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of the Company or any of the Subsidiaries.  The Company and the Subsidiaries believe that their relationships with their employees are good. To the knowledge of the Company, no executive officer of the Company or any Subsidiary is, or is expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Company or any of the Subsidiaries to any liability with respect to any of the foregoing matters. The Company and each of the Subsidiaries is in compliance with all U.S. federal, state, local and foreign laws and regulations relating to labor, employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to be material.

(l)Compliance with Laws. The businesses of each of the Company and the Subsidiaries have not been, and are not being, conducted in violation of any Laws, except for violations that, individually or in the aggregate, would not reasonably be expected to be material.  Except with respect to routine examinations of patent, trademark and copyright applications filed or to be filed with U.S. and non-U.S. patent offices, no investigation or review by any Governmental Entity with respect to the Company or any of the Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same.  To the knowledge of the Company, no material change is required in the Company’s or any of the Subsidiaries’ processes, properties or procedures in connection with any such Laws, and the Company has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof.

(m)Material Contracts.

(i)Except for this Agreement, as of the date hereof, none of the Company or any of the Subsidiaries is a party to or bound by any contract of the following types that is not disclosed on Schedule 3.1(m):

(A)involving the payment or receipt of (x) royalties, licensing fees or advances of more than $150,000 in the aggregate or (y) any other amounts of more than $250,000 in the aggregate, in each case in any of the twelve (12)-month periods ending on December 31, 2014, December 31, 2015 or December 31, 2016, calculated based upon the actual or projected revenues or income of the Company or any of the Subsidiaries or the actual or projected income or revenues related to any product of the Company or any of the Subsidiaries;

(B)with any equity holder of the Company;

(C)relating to Indebtedness of the Company or any of the Subsidiaries having an outstanding principal amount in excess of $100,000;

(D)containing any standstill or similar agreement pursuant to which the Company or any of the Subsidiaries has agreed not to acquire assets or securities of another Person or any of its affiliates;

(E)that would prevent, materially delay or materially impede the Company’s ability to consummate the transactions contemplated by this Agreement or the other Transaction Documents;

(F)providing for indemnification by the Company or any of the Subsidiaries of any Person, except for immaterial Contracts entered into in the ordinary course of business;

(G)that was not, to the knowledge of the Company, negotiated and entered into on an arm’s length basis (except to the extent that such contract is solely between (x) the Company and one or more wholly-owned Subsidiaries or (y) two or more Subsidiaries that are each wholly-owned by the Company);

(H)that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of the Subsidiaries;

(I)that (1) purports to limit in any material respect either the type of business in which the Company or any of the Subsidiaries may engage or the manner or locations in which any of them may so engage in any business, (2) could require the disposition of any material assets or line of business of the Company or any of the Subsidiaries, (3) grants “most favored nation” status, or (4) prohibits or limits the right of the Company or any of the Subsidiaries in any material respect to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of their respective Intellectual Property rights;

(J) under which (i) the Company or any of the Subsidiaries grants to any Person a license or any other right to use any Intellectual Property that is material to the Company or any of the Subsidiaries, or (ii) any Person grants to the Company or any of its Subsidiaries a license or any other right to use any Intellectual Property that is material to the Company or any of the Subsidiaries, except for licenses granted to the Company or the Subsidiaries for generally commercially available, non-customized software programs entered in the ordinary course of business;

(K)that contains a put, call or similar right pursuant to which the Company or any of the Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $100,000; or

(L)providing for a joint venture, partnership  or limited liability company arrangement involving the sharing of profits, losses, costs or liabilities with any third party.

Each such Contract described in clauses (A) through (K) is referred to herein as a “Material Contract.”

(ii)Each of the Material Contracts is valid and binding on the Company or one of the Subsidiaries, as the case may be, and, to the knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, or would not reasonably be expected to be, individually or in the aggregate, material.  There is no default under any such Contracts by the Company or any of the Subsidiaries or, to the knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of the

Subsidiaries, in each case except as would not, individually or in the aggregate, reasonably be expected to be material.

(n)Subscribers.  Schedule 3.1(n) sets forth the Subscriber Accounting Policy as in effect as of the date hereof and the aggregate numbers of Acorn TV Subscribers, and UMC Subscribers as of August 18, 2016, in each case determined in accordance with the Subscriber Accounting Policy.

(o)Real Property.

(i)Neither the Company nor any of the Subsidiaries owns any real property.

(ii)With respect to the real property leased or subleased to the Company or any of the Subsidiaries, the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of the Subsidiaries is in breach of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by the Company or any of the Subsidiaries or permit termination, modification, acceleration, or repudiation by any third party thereunder, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement or the other Transaction Documents, except in each case for such invalidity, failure to be binding, unenforceability, ineffectiveness, breach, default, termination, modification, acceleration or repudiation that is not, or would not, individually or in the aggregate, reasonably be expected to be material.

(p)Environmental Laws. The Company and each of the Subsidiaries (i) are in compliance in all material respects with all federal, state, local and foreign Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including Laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands, or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations, issued, entered, promulgated or approved thereunder (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses, and (iii) are in compliance in all material respects with all terms and conditions of any such permit, license or approval.

(q)Regulatory Permits. The Company and each of the Subsidiaries possesses and is in compliance with all certificates, authorizations, licenses, certifications, approvals, registrations, consents, franchises, variances, exemptions, orders and permits issued or granted by a Governmental Entity necessary to conduct its business as presently conducted (collectively, “Material Permits”), except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(r)Title to Assets. The Company and the Subsidiaries own and have good and marketable title to, or have rights to use pursuant to license, sublicense, agreement or written permission, all personal property that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for (i) Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries, (ii) Liens for the payment of federal, state or other Taxes, for which appropriate reserves have been made therefor in accordance with GAAP and the payment of which is neither delinquent nor subject to penalties and (iii) Liens granted under the Existing Indebtedness.

(s)Intellectual Property.

(i)Schedule 3.1(s)(i) sets forth a true and complete list, as of the date of this Agreement, of (A) all Owned Intellectual Property that is registered, applied for, filed or recorded with any Governmental Entity (“Registered Intellectual Property”) and (B) all Programs that are material to the Company or any of the Subsidiaries. The Owned Intellectual Property required to be included on Schedule 3.1(s)(i) is subsisting and, to the knowledge of the Company, valid and enforceable. The Company or one of the Subsidiaries is the sole and exclusive owner of all right, title and interest in and to each item of Owned Intellectual Property, in each case free and clear of all Liens. No Person has asserted or requested in writing, or, to the knowledge of the Company, threatened to assert or request, a termination or reversion of, or other challenge to, any ownership, validity, enforceability or any other rights in any Owned Intellectual Property or Program, and there is no reasonable basis for any such action.

(ii)The Company and the Subsidiaries own, or are validly licensed or otherwise possess sufficient legal enforceable rights to use, the Company Intellectual Property in the manner that the Company and the Subsidiaries currently use such Company Intellectual Property to conduct their businesses.  There are no Proceedings that may cause any Owned Intellectual Property to be invalid or unenforceable and the Company has not received any written notice from any Person since June 1, 2013 bringing or threatening to bring any such Proceeding. Neither the Company nor any of the Subsidiaries has dedicated to the public domain, or forfeited or abandoned or otherwise allowed to become public domain any material Owned Intellectual Property. All registration, maintenance and renewal fees and filings in respect of the Owned Intellectual Property required to be listed in Schedule 3.1(s)(i) have been paid to and/or filed with the relevant Governmental Entities for the purpose of maintaining such Owned

Intellectual Property, other than pursuant to intentional abandonment and similar portfolio maintenance decisions made in the ordinary course of business.

(iii)Each of the Company and the Subsidiaries has taken commercially reasonable steps to protect, register and maintain the Owned Intellectual Property.  Each employee and consultant of the Company and the Subsidiaries who has contributed to the production or development of the Owned Intellectual Property or Programs on behalf of the Company or any of the Subsidiaries has executed a valid and enforceable confidentiality agreement in substantially the forms made available to the Investor or is otherwise obligated to maintain all of the Company’s and each Subsidiary’s confidential information (including any trade secrets included in the Owned Intellectual Property and any third party confidential information disclosed to the Company or any Subsidiary on a confidential basis) as strictly confidential and not use such information except as authorized by the Company or such Subsidiary.  Each of the Company’s and the Subsidiaries’ current and former employees and consultants who contribute or contributed to the production or development of any Owned Intellectual Property or Programs on behalf of the Company or any of the Subsidiaries have executed a written, valid and enforceable agreement with an assignment of inventions and rights provision (such as a certificate of authorship or certificate of results and proceeds) or is otherwise obligated to assign such produced or developed Intellectual Property or Programs to the Company or a Subsidiary under the work-made-for-hire doctrine or other statutory requirement. No current or former employee or consultant of the Company or any Subsidiary has made any ownership claim with respect to any Intellectual Property or motion pictures or television series to which the Company or any of the Subsidiaries claims any right, title or interest, and there is no reasonable basis for any such claim.

(iv)To the knowledge of the Company, since June 1, 2013, none of the Company, the Subsidiaries nor any of their respective activities, products or services (including any Program and any of the literary, dramatic or musical material contained therein or upon which any Program is based) infringes, misappropriates or otherwise violates, or has infringed, misappropriated or otherwise violated any Intellectual Property of any Person or constitutes a libel, slander or other defamation of any Person.  The Company has not received any written notice of, and to the knowledge of the Company, there have been no threatened, claims or Proceedings alleging the matters described in the preceding sentence since June 1, 2013, nor are there any such claims pending, except in each case for the alleged violations set forth in Schedule 3.1(s)(iv). To the knowledge of the Company, no third party is infringing, misappropriating or otherwise violating any Owned Intellectual Property other than any infringement, misappropriation or other violation that the Company has considered and made an affirmative business decision not to pursue. There are no Proceedings pending in which the Company or any of the Subsidiaries alleges that any Person is infringing, misappropriating or otherwise violating any Owned Intellectual Property.

(v)An original negative or master, or digital equivalent thereof, of each of the Library Programs has been properly stored, in each case in accordance with standards customarily applied by major theatrical, television and home video distributors, as applicable, or the Company or any of the Subsidiaries has access to printable elements of such Library Programs or other television or short form pictures. Such original negatives, masters or printable elements are in a commercially reasonable condition.  Schedule 3.1(s)(v) sets forth a true and complete list, as of the date hereof, of the physical locations of such original negatives, masters, or printable elements, and to the extent such physical locations are owned or controlled by third parties, the Company or one of the Subsidiaries are party to customary access agreements.

(vi)The IT Assets used by the Company and the Subsidiaries (A) are functional and operate and perform in a manner sufficient to permit the Company and the Subsidiaries to conduct their businesses as currently conducted and (B) are free from material bugs and other defects. The Company and the Subsidiaries have taken commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity, operation and security of the IT Assets used by the Company and the Subsidiaries (and all information and data stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable (i) data backup, (ii) disaster avoidance and recovery procedures, (iii) business continuity procedures and (iv) encryption technology. To the knowledge of the Company, there has been no unauthorized use, access, interruption, modification or corruption of any IT Assets used by the Company or the Subsidiaries (or any information or data stored or contained therein or transmitted thereby) since June 1, 2013.

(vii)For purposes of this Agreement:

(1)	“Company Intellectual Property” means the Non-Owned Intellectual Property and the Owned Intellectual Property, collectively.
(2)

“Exploit” means, with respect to the Programs, to release, copy, reproduce and distribute, perform, display, exhibit, broadcast or telecast or otherwise commercially exploit. The meaning of the term “Exploitation” shall be correlative to the foregoing.

(3)

“Programs” means any and all motion pictures or television series to which the Company or any of the Subsidiaries owns or controls any right, title and interest (without consideration of distribution or supply rights or interests).

(4)

“Intellectual Property” means any and all intellectual property or similar proprietary rights throughout the world, including all (A) patents (including all reissues, divisionals, continuations, continuations-in-part, reexaminations, supplemental examinations, inter partes reviews, post-grant oppositions, covered business method reviews, substitutions and extensions thereof) and patent applications and equivalents thereof throughout the world, (B) trademarks, trade names, trade dress, business names, service marks, common law trademark rights in motion picture titles, characters’ names and other protectable elements, and similar identifiers of origin, and registrations of the foregoing and any applications therefor, including any and all goodwill associated therewith, and equivalents of the foregoing throughout the world, (C) copyrights, copyright applications and similar rights in protectable material (including rights of use, display, publication, reproduction, distribution, performance and rights to create derivative works), whether published or unpublished, including software (including databases and source and object code), websites, mask works and other semiconductor chip rights, other compilations of information, in each case whether or not registered or sought to be registered, and registrations of the foregoing and any applications therefor, and equivalents of the foregoing throughout the world, together with all common law rights, exclusive exploitation rights, and moral rights therein, (D) Internet domain names, including top level domain names and global top level domain names, (E) trade secrets, know-how, and other proprietary or confidential information, including computer programs, computer models, data, tools, algorithms, inventions, discoveries, improvements, technology and technical data, whether patentable or not or otherwise protectable, but only to the extent confidential, and (F) rights of privacy, publicity and all other intellectual property and intangible rights. For the avoidance of doubt, the term “Intellectual Property”, when used with respect to the Company or any of the Subsidiaries, includes all rights in and to the Programs and any other television or short form picture owned or controlled by the Company or any of the Subsidiaries.

(5)	“IT Assets” means any and all information technology and communications hardware, software and equipment,

including all computers, monitors, cameras, printers, scanners, audio and video equipment, production and editing software, including all associated documentation related to any of the foregoing.
(6)	“Library Programs” means any and all Programs that have been completed and/or acquired, delivered and for which the Exploitation has commenced on or prior to the date of this Agreement.
(7)

“Non-Owned Intellectual Property” means all Intellectual Property which is used by the Company or any of the Subsidiaries, or is otherwise necessary for the conduct of their respective businesses, that is not Owned Intellectual Property.

(8)	“Owned Intellectual Property” means Intellectual Property in which the Company or any of the Subsidiaries has or purports to have an ownership interest.

(t)Insurance. All material director and officer, fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company and the Subsidiaries are with reputable insurers of recognized financial responsibility, provide full and adequate coverage against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged and for the respective properties and assets of the Company and the Subsidiaries, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, would not reasonably be expected to be material. Schedule 3.1(t) sets forth a true and complete list, as of the date of this Agreement, of (i) all insurance policies maintained by the Company and the Subsidiaries and (ii) the coverage limit of each such insurance policy. Each insurance policy is in full force and effect. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(u)Transactions With Affiliates and Employees. Except as set forth in the SEC Reports, none of the officers or directors of the Company or any of the Subsidiaries and, to the knowledge of the Company, none of the employees of the Company or any of the Subsidiaries is presently a party to any transaction with the Company or any of the Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, providing for the borrowing of money from or lending of money to or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, stockholder, member or partner, in each case in excess of $100,000 other than for: (i) payment of salary for services rendered; (ii) reimbursement for expenses incurred on behalf of the Company; (iii) other employee benefits, including stock option agreements under the Incentive Plan; and (iv) the transactions contemplated by this Agreement and the other Transaction Documents.

(v)Sarbanes-Oxley; Internal Accounting Controls. Except as set forth in the SEC Reports, the Company and the Subsidiaries are in compliance in all material respects with any and all applicable requirements of the Sarbanes-Oxley Act, and any and all applicable rules and regulations promulgated by the Commission thereunder. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and the Subsidiaries have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and the Subsidiaries and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. The Company’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of the Company and the Subsidiaries as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) of the Company and the Subsidiaries that have materially affected, or would reasonably be likely to materially affect, the internal control over financial reporting of the Company and the Subsidiaries.

(w)Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company or any of the Subsidiaries to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement and the other Transaction Documents. The Investor shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 3.1(w) that may be due in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

(x)Registration Rights. Other than the Investor and except as set forth on Schedule 3.1(x), no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company or any of the Subsidiaries.

(y)Exchange Act Registration Requirements. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such registration requirements. The Common Stock is currently eligible for electronic transfer through the Depository Trust Company or another established clearing corporation and the Company is current in payment of the fees to the Depository Trust Company (or such other established clearing corporation) in connection with such electronic transfer.

(z)Application of Takeover Protections. The Company and the Board of Directors have taken all necessary actions to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s articles of incorporation (or similar charter documents) or the laws of its state of incorporation (including Nevada Revised Statutes 78.411 through 78.444, inclusive, and 78.378 through 78.3793, inclusive) that is or could become applicable to the Investor, the Transaction Documents or the transactions contemplated thereby, including in connection with the Investor and the Company fulfilling their obligations or exercising their rights under this Agreement and the other Transaction Documents, including in connection with the Company’s issuance of the Securities and the Investor’s ownership of the Securities, exercise of the Warrants and ability to vote all shares of Common Stock owned by it or its Affiliates as of or at any time following the Closing.

(aa)Solvency. Based on the consolidated financial condition of the Company as of the Closing Date after giving effect to the transactions contemplated by the Transaction Documents: (x) the Fair Salable Value of the Company’s assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature; (y) the Company’s assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, consolidated and projected capital requirements and capital availability thereof; and (z) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). The Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date. Schedule 3.1(aa) sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary or for which the Company or any Subsidiary has commitments, other than the Indebtedness to be incurred pursuant to the Credit and Guaranty Agreement. For the purposes of this Agreement, (A) “Fair Salable Value” means the amount that may be realized if the aggregate assets of a Person (including goodwill) are sold as an entirety with reasonable promptness in an arm’s length transaction under present conditions for the sale of comparable business enterprises, and (B) “Indebtedness” means (1) any liabilities or other obligations for borrowed money, including accrued and unpaid interest, and any prepayments fees or penalties, (2) all obligations evidenced by bonds, debentures, notes or similar instruments, (3) all obligations issued or assumed as the deferred purchase price of assets, services or securities (other than trade accounts payable incurred in the ordinary course of business), (4) all guaranties, endorsements, keepwell and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s consolidated balance sheet (or the notes thereto), (5) the present value of all lease obligations for real or personal property required to be capitalized in accordance with GAAP, (6) all obligations under interest rate, currency or commodity derivatives or hedging transactions or similar arrangements (valued at the termination value thereof), (7) all letters of credit or performance bonds issued for the account of the Company or any of the Subsidiaries, to the extent drawn upon, and (8) all obligations under conditional sale or other title retention agreements relating to property or assets. Neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

(bb)Tax Status. The Company and each of the Subsidiaries (i) has made or filed all United States federal, state and local and all foreign Tax returns, reports and declarations required by any jurisdiction to which it is subject, and all such returns, reports and declarations are true, correct and complete in all material respects, (ii) has paid all Taxes and other governmental assessments and charges due and owing by it (whether or not shown on such returns, reports and declarations), and (iii) has set aside on its books provision reasonably adequate for the payment of all accrued and unpaid Taxes of any nature. There are no unpaid Taxes claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company or of any Subsidiary know of no basis for any such claim. There are no pending or, to the knowledge of the Company, threatened in writing, audits, examinations, investigations or other Proceedings in respect of Taxes of the Company or any of the Subsidiaries.

(cc)Foreign Corrupt Practices. Neither the Company nor any of the Subsidiaries, nor to the knowledge of the Company or any of the Subsidiaries, any agent or other person acting on behalf of the Company or any of the Subsidiaries, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds; (iii) failed to disclose fully any contribution made by the Company or any Subsidiary (or made by any person acting on its behalf of which the Company is aware) which is in violation of Law; or (iv) violated in any material respect any provision of the FCPA.

(dd)No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants and lawyers formerly or presently employed by the Company and the Company is current with respect to any fees owed to its accountants and lawyers which could affect the Company’s ability to perform any of its obligations under any of the Transaction Documents.

(ee)Office of Foreign Assets Control. Neither the Company nor any of the Subsidiaries nor, to the Company’s knowledge, any director, officer, agent, employee or Affiliate of the Company or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

(ff)U.S. Real Property Holding Corporation. The Company is not and has never been a U.S. real property holding corporation within the meaning of Section 897 of the Code and the Company shall so certify on or before the Closing.

(gg)Money Laundering. The operations of the Company and the Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no Proceeding by or before any Governmental Entity involving the Company and any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(hh)Employee Benefits.

(i)Each Company Plan (including any related trust) has been established, operated and administered in all material respects in compliance with its terms and applicable Laws, including, without limitation, ERISA and the Code.  There are no pending or, to the knowledge of the Company, threatened claims (other than routine claims for benefits) or proceedings by a Governmental Entity by, on behalf of or against any Company Plan or any trust related thereto which could reasonably be expected to result in any material liability to the Company or any of the Subsidiaries.

(ii)Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and, to the knowledge of the Company, nothing has occurred that would adversely affect the qualification or tax exemption of any such Company Plan.  With respect to any ERISA Plan, neither the Company nor any of the Subsidiaries has engaged in a transaction in connection with which the Company or any of the Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

(iii)No Controlled Group Liability has been incurred by the Company or its ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a risk to the Company or its ERISA Affiliates of incurring any such liability.

(iv)Neither the execution and delivery of this Agreement or any of the other Transaction Documents, stockholder or other approval of this Agreement or any of the other Transaction Documents nor the consummation of the transactions contemplated by this Agreement and the other Transaction Documents (including the exercise of the Warrants) could, either alone or in combination with another event, (A) entitle any current or former employee, director, officer or independent contractor of the Company or any of the Subsidiaries to severance pay or any material increase in severance pay, (B) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (C) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Plan, (D) otherwise give rise to any material liability under any Company Plan, (E) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Plan on or following the Closing Date or (F) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(v)Neither the Company nor any Subsidiary has any obligation to provide, and no Company Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under of Section 280G of the Code.

(ii)Representations and Warranties in the Transaction Documents.  As of the Closing Date, the representations and warranties set forth in the other Transaction Documents are true and correct.

Section 3.2Representations and Warranties of the Investor

.  The Investor hereby represents and warrants to the Company as of the date hereof and as of the Closing Date as follows:

(a)Organization and Qualification. The Investor is a legal entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate or similar power and authority to consummate the transactions contemplated by this Agreement and the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder.

(b)Authorization; Enforcement. No vote of the holders of capital stock of the Investor is necessary to approve this Agreement and the other Transaction Documents and the transactions contemplated hereunder and thereunder. The Investor has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents by the Investor and the consummation by the Investor of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Investor.  This Agreement and each other Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by the Investor and constitutes (or when delivered in accordance with the terms hereof and thereof will constitute) the valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws of general applicability affecting the rights of creditors and general equitable principles (whether considered in a proceeding in equity or at law).

(c)No Conflicts.  The execution, delivery and performance by the Investor of this Agreement and the other Transaction Documents to which it is a party and the consummation by the Investor of the transactions contemplated hereby and thereby do not and will not: (i) conflict with, violate, or result in a breach of any provision of the Investor’s certificate of incorporation or bylaws; or  (ii), conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any Governmental Entity, or by which any property or asset of the Investor is bound or affected; except as would not reasonably be expected to prevent or materially delay or impair the transactions contemplated by this Agreement and the other Transaction Documents.

(d)Investment; Own Account. The Investor is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act. The Investor understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities Laws and the Investor is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities Laws. Notwithstanding the foregoing, this representation and warranty does not limit the Investor’s right to sell the Securities pursuant to the Registration Rights Agreement or otherwise in compliance with applicable federal and state securities Laws.

(e)No Brokers.  No brokerage or finder’s fees or commissions are or will be payable by the Investor to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement and the other Transaction Documents for which the Company would have any responsibility.

ARTICLE IV.
COVENANTS

Section 4.1Interim Operations; Ongoing Consent Rights

.  (A)  The Company covenants and agrees as to itself and the Subsidiaries that, from the date hereof through the Closing (unless the Investor shall otherwise approve in writing, and except as otherwise expressly contemplated by this Agreement or required by applicable Laws), the business of the Company and the Subsidiaries shall be conducted in the ordinary and usual course consistent with past practice and, to the extent consistent therewith, the Company and the Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with governmental authorities, customers, suppliers, distributors, creditors, lessors, employees, sales representatives and business associates and keep available the services of its and the Subsidiaries’ present employees and agents. Without limiting the generality of the foregoing, and in furtherance thereof, except (x) as otherwise expressly required by this Agreement or applicable Law or (y) as the Investor may approve in writing, from the date hereof through the Closing, the Company shall not and shall not permit the Subsidiaries to take (or agree, authorize or commit to take) any of the following actions:

(a)adopt or propose any change in its articles of incorporation or bylaws or other applicable governing instruments;

(b)merge or consolidate the Company or any material Subsidiary with any other Person, or restructure, reorganize, completely or partially liquidate or dissolve, voluntarily file for bankruptcy or otherwise enter into any agreements or arrangements or enter into any proceedings imposing material changes or restrictions on its or any material Subsidiary’s assets, operations or businesses;

(c)acquire assets from any other Person representing greater than 30% of the fair market value of the total assets of the Company and the Subsidiaries, taken as a whole;

(d)issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee, or encumbrance of, any shares of capital stock of the Company or any of the Subsidiaries (other than the issuance of shares (A) by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary, (B) in respect of equity awards outstanding under the Incentive Plan as of the date hereof, (C) pursuant to the terms of the Preferred Stock or (D) pursuant to the terms of the Existing Warrants), or securities convertible or exchangeable into, exercisable for or with a value measured by reference to any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(e)enter into any contracts or other arrangements between the Company or any of the Subsidiaries and any of their respective directors or officers or any Person beneficially owning five percent (5%) or more of the outstanding equity securities of the

Company on a fully diluted basis, except employment agreements and other compensatory arrangements with directors and officers;

(f)transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets (including Intellectual Property and Programs), licenses, operations, rights, product lines, businesses or interests therein of the Company or any of the Subsidiaries, including capital stock of any of the Subsidiaries, except in connection with (A) services provided in the ordinary course of business, (B) sales of obsolete assets and (C) other than with respect to Intellectual Property and Programs, sales, leases, licenses or other dispositions of assets with a fair market value not in excess of 10% of the total assets of the Company and the Subsidiaries, taken as a whole;

(g)reclassify, split, combine, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(h)create or incur any Lien material to the Company or any of the Subsidiaries not incurred in the ordinary course of business consistent with past practice;

(i)incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of the Subsidiaries;

(j)enter into any material joint venture, partnership, consortium or joint purchase arrangements, or acquire an equity interest of greater than or equal to 50% in any entity that is not a wholly owned Subsidiary of the Company (a “Subject Venture”), if the Company’s and the Subsidiaries’ investment in and advances to such Subject Venture would represent greater than 30% of the fair market value of the total assets of the Company and the Subsidiaries, taken as a whole or the Company’s and the Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of such Subject Venture would represent greater than 30% of the fair market value of the total assets of the Company and the Subsidiaries, taken as a whole;

(k)declare, set aside or pay any dividends or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, stock, property or other securities of the Company or the Subsidiaries), except (x) dividends and distributions made by the Company’s Subsidiaries to the Company or by a wholly owned Subsidiary of the Company and (y) dividends required to be paid in accordance with the terms of the Company’s existing debt securities and Preferred Stock;

(l)amend, modify or terminate any Material Contract, or cancel, modify or waive any material debts or claims held by it or waive any material rights;

(m)except to the extent required pursuant to existing agreements in effect prior to the date of this Agreement or as otherwise required by applicable Law, (A)

increase in any manner the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any director or officer of the Company or any of the Subsidiaries, except for increases in base salary in the ordinary course of business consistent with past practice for employees who are not officers, (B) grant any new awards to any officer or director, or (C) adopt, amend, terminate or modify the terms of, any Company Plan, the Incentive Plan or any outstanding awards thereunder;

(n)make any material changes to the Company’s and the Subsidiaries’ lines of business, adopt or make any material modifications to the Company’s strategic plan, or make any material business decisions affecting the Company’s or the Subsidiaries’ subscription video on demand (SVOD) business;

(o)abandon or allow any Registered Intellectual Property to lapse or expire for failure to pay any registration, maintenance, renewal or other fee, except in the ordinary course of business consistent with past practice; or

(p)make any changes with respect to the legal structure of the Company and the Subsidiaries or to their accounting policies or procedures, except as required by changes in applicable generally accepted accounting principles.

(B)  Without limiting the generality of the foregoing, and in furtherance thereof, following the Closing, (1) the covenant contained in the first sentence of Section 4.1(A) shall continue and (2) the Company shall not and shall not permit the Subsidiaries to take (or agree, authorize or commit to take) any of the actions set forth in clauses (a), (b), (c), (d), (e), (i), (j), (k), or (n) of Section 4.1(A), except (x) as otherwise expressly required by this Agreement or applicable Law or (y) as the Investor may approve in writing, in either case, for so long as the Investor holds either 1) the Warrants (provided that none of the Warrants have expired unexercised or were exercised on the basis of a cashless exercise as provided in the Warrants) or 2) (I) in the case of clauses (a), (b), (c), (d), (e), (j), (k), and (n) of Section 4.1(A), shares of Common Stock constituting beneficial ownership of at least 40% of the Common Stock then outstanding and (II) in the case of clause (i) of Section 4.1(A), shares of Common Stock constituting beneficial ownership of at least 50.1% of the Common Stock then outstanding.

Section 4.2Further Assurances

.  Subject to the terms and conditions set forth in this Agreement, the Company and the Investor shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their respective parts under this Agreement and applicable Laws to effectuate the transactions contemplated by this Agreement and the Transaction Documents as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any federal, state, local or other Governmental Entity.

Section 4.3Directors

.

(a)The Investor shall have the right (i) from and after the Closing and for so long as the Investor holds any of the Warrants or any amounts remain outstanding under the Credit and Guaranty Agreement, to designate two directors to the Board of Directors and (ii) upon exercise in full by the Investor of all of the Warrants, to designate not less than a majority of the members of the Board of Directors. The Company hereby agrees to take all actions necessary and advisable to effect the foregoing rights. At least one director designated by the Investor shall be a member of each committee of the Board of Directors, subject to applicable rules and regulations of the Commission and the NASDAQ.

(b)The Company shall indemnify and hold harmless, to the fullest extent permitted under applicable Law (and the Company shall also advance expenses as incurred to the fullest extent permitted under applicable Law), each director on the Board of Directors designated by the Investor in his or her capacity as such against any and all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such person is or was a director of the Company, including in connection with the transactions contemplated by the Transaction Documents.

(c)The Company shall, at all times while a director designated by the Investor is a member of the Board of Directors, obtain, fully pay for and maintain a directors’ and officers’ liability insurance policy on customary terms.

Section 4.4Stockholder Approval

.  The Company shall prepare and file with the Commission, as promptly as practicable after the date of this Agreement, a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”).  The Company agrees, as to itself and the Subsidiaries, that (i) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by it or any of the Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.5Stockholders Meeting

.  The Company will take, in accordance with applicable Law and its articles of incorporation and bylaws, all action necessary to convene a meeting of holders of Common Stock (the “Stockholders Meeting”) as promptly as practicable after the execution of this Agreement for the purpose of obtaining the Stockholder Approval, and shall not postpone or adjourn such meeting without the consent of the Investor except to the extent required by Law.  The Company will not change the record date for the Stockholders Meeting set by the Company prior to the date hereof without the prior written consent of the Investor.  Subject to Section 4.12(f), (a) the Board of Directors shall recommend a vote in favor of the Stockholder Approval (the “Company Recommendation”) and shall take all lawful action to solicit the Stockholder Approval and (b) the Company shall use its reasonable best efforts to obtain the Stockholder Approval.  Notwithstanding anything in this Agreement to the contrary, unless the Investor shall have terminated this Agreement pursuant to Section 5.1(b) or Section 5.1(g) prior to the date of the Stockholders Meeting, the Company shall convene the Stockholders Meeting in accordance with the first sentence of this Section 4.5 regardless of whether a Change of Recommendation shall have occurred or an Acquisition Proposal shall have been publicly announced or otherwise made known to the Company, the Board of Directors or the Company’s stockholders.

Section 4.6Acknowledgment of Dilution

.  The Company acknowledges that the issuance of the Securities may result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions. The Company further acknowledges that its obligations under the Transaction Documents, including, without limitation, its obligation to issue the Underlying Shares pursuant to the Transaction Documents, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against the Investor and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Company.

Section 4.7Access and Information

.  Subject to applicable Law, upon reasonable notice, the Company shall, and shall cause the Subsidiaries to, afford the Investor’s officers and other authorized representatives reasonable access, during normal business hours throughout the period prior to and following the Closing (for so long as the Investor holds Securities and/or shares of Common Stock that in the aggregate constitute beneficial ownership of at least 5% of the Common Stock), to its employees, properties, books, contracts and records and the Company shall, and shall cause the Subsidiaries to, furnish promptly to the Investor all information concerning its business (including financial and operating data and internally-generated subscriber, accounts receivable and other operational reports with respect to its business that are produced in the ordinary course), properties books, contracts, commitments, tax returns, records and appropriate officers, personnel and employees of the Company and the Subsidiaries, as may reasonably be requested, provided that no investigation pursuant to this Section 4.7 shall affect or be deemed to modify any representation or warranty made by the Company or the Subsidiaries herein, and provided, further, that the foregoing shall not require the Company or the Subsidiaries (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company or the Subsidiaries would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company or the Subsidiaries shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or any of the Subsidiaries.  All requests for information made pursuant to this Section 4.7 shall be directed to the executive officer or other Person designated by the Company.

Section 4.8Maintenance and Filing Requirements

.  From the date hereof through the Closing, the Company shall use its best efforts to maintain the listing of the Common Stock on the NASDAQ.  From the Closing Date and for so long as the Investor holds Securities and/or shares of Common Stock that in the aggregate constitute beneficial ownership of at least 5% of the Common Stock, the Company covenants to maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act even if the Company is not then subject to the reporting requirements of the Exchange Act, and to maintain the listing of the Common Stock on the NASDAQ or another securities trading market.

Section 4.9Exercise Procedures

.  The form of Notice of Exercise included in the Warrants sets forth the totality of the procedures required of the Investor in order to exercise any or all of the Warrants, and no ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise form be required in order to exercise any or all of the Warrants. No additional legal opinion, other information or instructions shall be required of the Investor to exercise any or all of the Warrants. The Company shall honor exercises of the Warrants and shall deliver Underlying Shares in accordance with the terms, conditions and time periods set forth in the Transaction Documents.

Section 4.10Publicity

.  The initial press release regarding the transactions contemplated by this Agreement and the other the Transaction Documents shall be a joint press release and thereafter the Company shall consult with the Investor and provide meaningful opportunity for review and give due consideration to reasonable comment by the Investor prior to issuing any press releases or otherwise making public announcements with respect to the transactions contemplated by this Agreement and the other Transaction Documents and prior to making any filings with any third party and/or any Governmental Entity (including the NASDAQ) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of the NASDAQ or by the request of any Governmental Entity.

Section 4.11Indemnification of Investor Parties

.  Subject to the provisions of this Section 4.11, the Company will indemnify and hold the Investor and its directors, officers, stockholder, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls the Investor (within the meaning of Section 15 of the Securities Act and Section 20(a) of the Exchange Act), and the directors, officers, stockholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, an “Investor Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Investor Party may suffer or incur as a result of or relating to any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents (provided, however, that this indemnity does not include any claim asserting that any action of the directors in connection with the transactions contemplated by this Agreement and the other the Transaction Documents constituted a breach of fiduciary duty). If any action shall be brought against any Investor Party in respect of which indemnity may be sought pursuant to this Agreement, such Investor Party shall promptly notify the Company in writing. The Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Investor Party, unless (1) the claim for indemnification relates to or arises in connection with any criminal or quasi‑criminal proceeding, action, indictment, allegation or investigation, (2) the Investor Party reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be materially detrimental to or materially injure the Investor Party's reputation or future business prospects, or (3) the claim seeks an injunction or equitable relief against the Investor Party. Any Investor Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Investor Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel, (iii) upon petition by the Investor Party, an appropriate court rules that the Company failed or is failing to vigorously prosecute or defend such claim, or (iv) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Company and the position of such Investor Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company will not be liable to any Investor Party under this Agreement (x) for any settlement by an Investor Party effected without the Company’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, or (y) to the extent, but only to the extent, that a loss, claim, damage or liability is attributable to any Investor Party’s breach of any of the representations, warranties, covenants or agreements made by such Investor Party in this Agreement or in the other Transaction Documents or intentional fraud. The indemnification required by this Section 4.11 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The representations and warranties in this Agreement shall in no event be affected by any investigation, inquiry or examination made for or on behalf of an Investor Party, or the knowledge of any Investor Party’s officers, directors, stockholders, employees or agents or the acceptance by any party of any certificate or opinion hereunder. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Investor Party against the Company or others and any liabilities to which the Company may be subject pursuant to Law or equity.

Section 4.12Acquisition Proposals

.

(a)No Solicitation.  Except as expressly permitted by Section 4.12(b), the Company agrees that neither it nor any of the Subsidiaries nor any of its or their respective officers or directors shall, and that it shall instruct and use its best efforts to cause the Company’s and the Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i)initiate, solicit, encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(ii)engage in, continue or otherwise participate in any discussions or negotiations with any Person regarding any Acquisition Proposal;

(iii)provide any non-public information or data concerning the Company or any of the Subsidiaries to any Person in connection with any Acquisition Proposal or potential Acquisition Proposal;

(iv)enter into any agreement or agreement in principle with any Person concerning any letter of intent, memorandum of understanding, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 4.12(b) entered into in compliance with Section 4.12(b)) (each, an “Alternative Agreement”);

(v)grant any waiver, amendment or release under any standstill or confidentiality agreement concerning an Acquisition Proposal; or

(vi)otherwise facilitate any effort or attempt to make an Acquisition Proposal.

(b)Fiduciary Exception to No Solicitation.  Notwithstanding anything to the contrary in Section 4.12(a), the Company may, in response to an unsolicited, bona fide written Acquisition Proposal received on or prior to the date that is ten (10) Business Days following the date of this Agreement, (i) provide information regarding the Company or any of its Subsidiaries in response to a request therefor by the Person who made such Acquisition Proposal, provided that such information has previously been made available to the Investor or is made available to the Investor prior to or concurrently with the time such information is made available to such Person and that, prior to furnishing any such material non-public information, the Company receives from the Person making such Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such Person as the Confidentiality Agreement is on the Investor (provided that any such confidentiality agreement shall expressly permit the Company to provide copies of forms of agreements in respect of such Acquisition Proposal to the Investor and its Representatives as contemplated in Section 4.12(f)), and (ii) participate in any discussions or negotiations with any such Person regarding such Acquisition Proposal if, and only if, prior to taking any action described in clause (i) or (ii) above, the Board of Directors determines in good faith after consultation with outside legal counsel that (A) based on the information then available that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal and (B) such action is reasonably believed to be necessary or advisable in order for the directors to comply with their fiduciary duties under applicable Law.

(c)Definitions.  For purposes of this Agreement:

(i)“Acquisition Proposal” means (A) any proposal or offer with respect to a financing, merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving the Company or any of the material Subsidiaries and (B) any acquisition by any Person or group (as defined in or under Section 13 of the Exchange Act) resulting in, or proposal or offer, which if consummated would result in, any Person or group becoming the beneficial owner, directly or indirectly, in one or a series of related transactions (including any subsequent conversion or exchange of securities issued in such transactions), of (x) 15% or more of the total voting power or of any class of equity securities of the Company or those of any of the Subsidiaries or (y) 15% or more of the consolidated total assets (including, without limitation, equity securities of the Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement and the other Transaction Documents.

(ii)“Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal, that the Board of Directors has determined in its good faith judgment, after consultation with outside legal counsel, would result in a transaction that is superior to the transactions contemplated by this Agreement and the other Transaction Documents (including any revisions to the terms hereof and thereof contemplated by Section 4.12(f)), after taking into account (A) the nature of the Acquisition Proposal, including all legal, financial and regulatory aspects of such proposal, (B) the identity of the Person or group making the proposal as compared to the Investor and the businesses and activities of the Investor (including the potential strategic alignment and synergies of the Investor with the Company), (C) whether such Acquisition Proposal is reasonably likely to be consummated in accordance with its terms and, if consummated, would result in a transaction more favorable to the Company’s stockholders than the transactions contemplated by this Agreement and the other Transaction Documents (after taking into account any revisions to the terms hereof and thereof contemplated by Section 4.12(f)), (D) the time likely to be required to consummate the Acquisition Proposal and the risks associated with consummating the Acquisition Proposal (including the conditionality of, and the terms of any financing required for, such Acquisition Proposal), in each case as compared to the transactions contemplated by this Agreement and the other Transaction Documents (after taking into account any revisions to the terms hereof and thereof contemplated by Section 4.12(f)), and (E) the effects of the Acquisition Proposal on the Company and its business, strategic direction, employees and customers.  For the avoidance of doubt, if the transactions contemplated by this Agreement and the other Transaction Documents (after taking into account any revisions to the terms hereof and thereof contemplated by Section 4.12(f)) contain substantially identical financial and other terms to those in an Acquisition Proposal, such Acquisition Proposal cannot be deemed by the

Board of Directors to be a “Superior Proposal” as compared to the proposal then provided by the Investor.

(d)Notice.  The Company shall promptly (and, in any event, within twenty-four (24) hours) notify the Investor orally and in writing if (i) any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, (ii) any non-public information is requested in connection with any Acquisition Proposal from, or (iii) any discussions or negotiation with respect to an Acquisition Proposal are sought to be initiated or continued with, the Company or any of its Representatives, indicating, in connection with such notice, the name of the applicable Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall (x) keep the Investor informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified and (y) provide to the Investor as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent by or provided to the Company or any of the Subsidiaries from any Person that describes any of the terms or conditions of any Acquisition Proposal.

(e)No Change of Recommendation.  Except as expressly permitted by Section 4.12(f), the Board of Directors and each committee of the Board of Directors shall not:

(i)withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to the Investor, the Company Recommendation;

(ii)approve or recommend (or determine to approve or recommend), propose, permit or cause the Company to enter into, or otherwise declare advisable, an Alternative Agreement;

(iii)at any time following receipt of an Acquisition Proposal, fail to reaffirm the Company Recommendation as promptly as practicable (but in any event within three (3) Business Days) after receipt of any request to do so from the Investor;

(iv)fail to recommend unequivocally against acceptance of any tender offer or exchange offer that is publicly disclosed (other than by the Investor or an Affiliate of the Investor) prior to the earlier of (x) the date prior to the date of the Stockholders Meeting and (y) ten (10) Business Days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act or recommend that the holders of Common Stock tender their shares of Common Stock in such tender offer or exchange offer;

(v)fail to include the Company Recommendation in the Proxy Statement distributed to the holders of Common Stock in connection with the Stockholders Meeting; or

(vi)make any other public statement of the Board of Directors or a committee thereof in connection with the Stockholders Meeting that is inconsistent with the Company Recommendation (any action described in clauses (i) through (vi) of this Section 4.12(e) being referred to as a “Change of Recommendation”).

(f)Fiduciary Exception to No Change of Recommendation.  Notwithstanding Section 4.12(e), the Board of Directors may make a Change of Recommendation in response to an Acquisition Proposal that is (x) made after the date of this Agreement but on or prior to the date that is ten (10) Business Days following the date of this Agreement (provided that an Acquisition Proposal made within such period may be modified after such period if the Board of Directors determined in good faith within such period that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal), (y) made in compliance with this Section 4.12 and (z) not otherwise solicited, initiated, encouraged or facilitated in breach of this Agreement; provided, however, that a Change of Recommendation in connection with a Superior Proposal may be made only if (i) the Board of Directors determines in good faith, after consultation with its outside legal counsel, that (A) such Acquisition Proposal constitutes a Superior Proposal and (B) making a Change of Recommendation is reasonably believed to be necessary or advisable in order for the directors to comply with their fiduciary duties under applicable Law, and (ii) prior to making the Change of Recommendation, the Company provides the Investor with a written notice of its intent to take such action (a “Superior Proposal Notice”) three (3) Business Days in advance of taking such action, such Superior Proposal Notice to comply in form, substance and delivery with the provisions of Section 4.12(d) and Section 6.4.  During the three (3) Business Day period following receipt by the Investor of the Superior Proposal Notice (the “Negotiation Period”) and prior to effecting such Change of Recommendation, (x) the Company shall negotiate in good faith with the Investor (to the extent the Investor desires to negotiate) with respect to any revisions to the terms of the transaction contemplated by this Agreement and the other Transaction Documents proposed by the Investor in response to a Superior Proposal, and (y) in determining whether to make a Change of Recommendation in response to a Superior Proposal, the Board of Directors shall take into account in good faith any changes to the terms of the transactions contemplated by this Agreement and the other Transaction Documents proposed by the Investor and any other information provided by the Investor in response to such notice. Each time the financial or other material terms of any Acquisition Proposal received in compliance with the first sentence of this Section 4.12(f) are amended, the Company shall be required to deliver to the Investor a new Superior Proposal Notice in compliance with the requirements of this Section 4.12(f) (including attaching a copy of the most current version of the new Alternative Agreement relating to such amended Acquisition Proposal and copies of any related documents) and, if requested by the Investor following receipt of the new Superior Proposal Notice, the Negotiation Period shall be extended by an additional three (3) Business Days thereafter.

(g)Certain Permitted Disclosure.  Nothing contained in this Section 4.12 shall be deemed to prohibit the Company from complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal; provided, however, that if such disclosure does not reaffirm the Company Recommendation or has the effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be a Change of  Recommendation and the Investor shall have the right to terminate this Agreement as set forth in Section 5.1(g).

(h)Existing Discussions.  The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person (other than the Investor and its Representatives) conducted heretofore with respect to any Acquisition Proposal.  The Company shall take the necessary steps to inform the Persons referred to in the first sentence of this Section 4.12(h) of the obligations undertaken in this Section 4.12 and in any confidentiality agreement entered into with any such Persons promptly after announcement of the transactions contemplated by the Transaction Documents.  The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an existing Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of the Subsidiaries.

Section 4.13Intellectual Property Agreements

.  Prior to the Closing, the Company and the Subsidiaries will use reasonable best efforts to obtain from each employee of the Company and each Subsidiary, as applicable, who contributes or has contributed to the production or development of the Owned Intellectual Property or Programs on behalf of the Company or any Subsidiary an executed confidentiality and invention assignment agreement in the form set forth on Schedule 4.13. From and after the Closing and for so long as the Investor holds Securities and/or shares of Common Stock that in the aggregate constitute beneficial ownership of at least 5% of the Common Stock, the Company and the Subsidiaries shall obtain an executed confidentiality and invention assignment agreement in form and substance reasonably satisfactory to the Investor from each employee hired by the Company and any of the Subsidiaries.

Section 4.14Waiver Agreements; Other Instruments

.  From and after the date hereof, the Company shall (i) not agree to any waiver, modification, supplementation or other amendment to, or the termination of, any Waiver Agreement without the prior written consent of the Investor and (ii) enforce all covenants, obligations and agreements contained in the Waiver Agreements, both proactively and promptly upon the request of the Investor at any time and from time to time.  From and after the date hereof and at any time prior to the full exercise by the Investor of the Warrants, the Company shall not agree to or effect any waiver, modification, supplementation or other amendment to any instruments governing the Company’s capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (including, for the avoidance of doubt, the certificate of designations of the Company’s Preferred Stock and the Existing Warrants, as such instruments may be exchanged in connection with the

Closing for the certificate of designations in the forms attached as Annex G and the warrants in the forms attached as Annex H) without the prior written consent of the Investor.

Section 4.15Subsequent Investor Sales

.  If at any time and from time to time the Investor requests assistance from the Company to facilitate a sale by the Investor of any shares of Common Stock, the Company shall provide all reasonable assistance to the Investor to facilitate such sale.

Section 4.16Notice of Certain Events

.  From the date hereof until the Closing, each of the Company and the Investor shall promptly notify the other party in writing if it has any reason to believe that any of the conditions set forth in Section 2.3 would be unlikely to be satisfied.

ARTICLE V.
TERMINATION

Section 5.1Termination

.  This Agreement may be terminated at any time prior to the Closing, whether before or after the time the Stockholder Approval is obtained:

(a)by mutual written consent of the Company and the Investor;

(b)by either the Company or the Investor if the Closing shall not have occurred on or prior to December 31, 2016 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 5.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; provided, further, for the avoidance of doubt, that the right to terminate this Agreement under this Section 5.1(b) shall not be available to the Company if the Company has failed to hold the Stockholders Meeting in accordance with Section 4.5 prior to the Termination Date;

(c)by either the Company or the Investor if a court or other Governmental Entity of competent jurisdiction in the United States shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and the other Transaction Documents, which order, decree, ruling or other action is final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 5.1(c) shall not be available to any party whose action or failure to act both constitutes a breach of this Agreement and has been a principal cause of or resulted in the entry, promulgation or occurrence of such order, decree, ruling or other action;

(d)by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of the Investor set forth in this Agreement, or if any representation or warranty of the Investor shall have become untrue, in either case such that the condition set forth in Section 2.3(b)(i) or Section 2.3(b)(ii) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that the Company may not terminate this Agreement under this Section 5.1(d) prior to thirty (30) days following the receipt of written notice by the Investor from the Company of such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 5.1(d) if the Company is in material breach of this Agreement or if such breach by the Investor is cured so that such conditions would then be satisfied);

(e)by the Company, if the Stockholder Approval shall not have been obtained at the Stockholders Meeting or at any adjournment or postponement of the Stockholders Meeting taken in accordance with this Agreement, but only if (i) a Change of Recommendation occurred, pursuant to and in accordance with the terms and conditions of Section 4.12(f), prior to the Stockholders Meeting, (ii) the Company is not in material breach of any of the terms of this Agreement and (iii) the Company pays the Termination Fee to the Investor as provided in Section 5.2(b);

(f)by the Investor, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the condition set forth in Section 2.3(c)(i) or Section 2.3(c)(ii) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that the Investor may not terminate this Agreement under this Section 5.1(f) prior to thirty (30) days following the receipt of written notice by the Company from the Investor of such breach (it being understood that the Investor may not terminate this Agreement pursuant to this Section 5.1(f) if the Investor is in material breach of this Agreement or if such breach by the Company is cured so that such conditions would then be satisfied);

(g)by the Investor, at any time prior to the Company’s obtaining the Stockholder Approval, if the Board of Directors shall have made a Change of Recommendation; or

(h)by the Investor, if the Stockholder Approval shall not have been obtained by a vote taken at the Stockholders Meeting or at any adjournment or postponement of the Stockholders Meeting in accordance with this Agreement.

Section 5.2Notice of Termination; Effect of Termination

.

(a)Any termination of this Agreement under Section 5.1 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto.  In the event of the termination of this Agreement as provided in Section 5.1, this Agreement shall be of no further force or effect, except (a) as set forth in this Section 5.2 and Article VI, each of which shall survive the termination of this Agreement and (b) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

(b)In the event this Agreement is terminated by the Company pursuant to Section 5.1(e), then the Company shall pay the Termination Fee to the Investor simultaneously with such termination.  In the event this Agreement is terminated by the Investor pursuant to (i) Section 5.1(g), (ii) Section 5.1(h) or (iii) Section 5.1(b) and, in the case of clause (iii), the Stockholders Meeting shall not have been held by the Termination Date, then the Company shall promptly, but in no event later than five (5) Business Days after the date of such termination, pay the Termination Fee to the Investor.  The Termination Fee shall be paid by wire transfer of immediately available funds.

(c)The Company acknowledges that the agreements contained in Section 5.2(b) are an integral part of the transactions contemplated by this Agreement and the other Transaction Documents, and that, without these agreements, the Investor would not enter into this Agreement or the other Transaction Documents; accordingly, if the Company fails to promptly pay the amounts due pursuant to Section 5.2(b), as applicable, and, in order to obtain such payment, the Investor commences a suit that results in a non-appealable judgment against the Company for the Termination Fee, the Company shall pay to the Investor its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate published in The Wall Street Journal on the date such payment was required to be made through the date of payment.

(d)Notwithstanding anything to the contrary in this Agreement, except in the case of fraud or a willful and material breach of this Agreement, in the event that the Termination Fee becomes payable and is paid by the Company, the Termination Fee shall be the Investor’s sole and exclusive remedy for monetary damages under this Agreement.

ARTICLE VI.
MISCELLANEOUS

Section 6.1Survival

.  Each of the representations and warranties set forth in Section 3.1 (other than the Company Fundamental Representations and the representations and warranties set forth in Section 3.1(bb) and Section 3.1(ff)) and Section 3.2 shall survive the Closing and continue in effect until the expiration of the period ending on the date that is eighteen (18) months from the Closing Date. The Company Fundamental Representations shall survive the Closing and continue in effect indefinitely. The representations and warranties set forth in Section 3.1(bb) and Section 3.1(ff) shall survive the Closing and continue in effect until the expiration of the applicable statute of limitations with respect thereto (after giving effect to any extensions or waivers thereof). The covenants and agreements set forth in Article IV shall survive the Closing until performed in accordance with their terms. Notwithstanding anything to the contrary herein, any representation, warranty or covenant or agreement of the Company in respect of which indemnity may be sought under Section 4.11, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 6.1 if notice of the claim, inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given to the Company by an Investor Party prior to such time (regardless of when the losses in respect thereof may actually be incurred).

Section 6.2Fees and Expenses

.  Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement and the other Transaction Documents. The Company shall pay all Transfer Agent fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by the Company and any exercise notice delivered by the Investor), stamp Taxes, registration Taxes and other Taxes, duties and fees levied in connection with the delivery of any Securities to the Investor.

Section 6.3Entire Agreement

.  The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

Section 6.4Notices

.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment as set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment as set forth on the signature pages attached hereto on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, (c) the second (2nd) Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company:

RLJ Entertainment, Inc.

8515 Georgia Avenue, Suite 650

Silver Spring, Maryland 20910
Attention:  Miguel Penella
Phone:  (301) 608-2115
Fax:  (301) 608-9313
Email: MPenella@rljentertainment.com

With a copy (which shall not constitute notice) to:

RLJ Entertainment, Inc.

6320 Canoga Avenue, 8th Floor

Woodland Hills, CA 91367
Attention:  Legal Counsel
Phone:  (818) 407-9100
Fax:  (818) 407-9331
Email:  LegalCounsel@RLJEntertainment.com

Arent Fox LLP

1717 K Street, NW

Washington, DC 20006
Attention:  Jeffrey E. Jordan
Phone:  (202) 857-6473
Fax:  (202) 857-6395
Email:  jeffrey.jordan@arentfox.com

If to the Investor:

Digital Entertainment Holdings LLC

c/o AMC Networks Inc.
Attention:  John Hsu, EVP – Treasurer & Financial Strategy
Phone:  (212) 324-8773
Fax:  (646) 273-7392
Email:  john.hsu@amcnetworks.com

With a copy (which shall not constitute notice) to:

Digital Entertainment Holdings LLC

c/o AMC Networks Inc.
Attention:  Jamie Gallagher, EVP and General Counsel
Phone:  (646) 273-3606
Fax:  (646) 273-3789
Email:  jamie.gallagher@amcnetworks.com

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:  John P. Mead
                  Brian E. Hamilton
Phone:  (212) 558-3764 / (212) 558-4801
Fax:      (212) 558-3588
Email:  meadj@sullcrom.com / hamiltonb@sullcrom.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

Section 6.5Amendments; Waivers

.  No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument executed and delivered by a duly authorized officer of each of the parties.  The conditions to each of the parties’ obligations to consummate the transactions contemplated by this Agreement are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

Section 6.6Successors and Assigns

.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investor. The Investor may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company, except that the Investor may assign any and all of its rights under this Agreement to any of its Affiliates; provided that no such assignment shall relieve the Investor of its obligations under this Agreement.

Section 6.7No Third-Party Beneficiaries

.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and, other than as set forth in Section 4.3(b) and Section 4.11, is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

Section 6.8Governing Law

.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Nevada, without regard to the principles of conflicts of law thereof. Each party agrees that all legal Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, stockholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the State of Nevada. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Nevada for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (in each case, to the extent a dispute concerning another Transaction Document is not subject to the governing law or exclusive jurisdiction of another jurisdiction pursuant to the terms of such Transaction Document), and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Proceeding is improper or is an inconvenient venue for such Proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by Law. If any party hereto shall commence a Proceeding to enforce any provisions of the Transaction Documents, then, in addition to the obligations of the Company under Section 4.11, the prevailing party in such Proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’

fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.

Section 6.9WAIVER OF JURY TRIAL

.  IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY DIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.9.

Section 6.10Specific Performance

.  In addition to being entitled to exercise all rights provided herein or granted by Law, including recovery of damages to the extent permitted by this Agreement, the Company and the Investor will be entitled to specific performance under the Transaction Documents. The parties agree that irreparable damage would occur in the event that any provision of the Transaction Documents were not performed in accordance with its specific terms or were otherwise breached and that monetary damages or other legal remedies may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any action or Proceeding for specific performance of any such obligation the defense that a remedy at Law would be adequate.

Section 6.11Counterparts

.  This Agreement may be executed in two or more counterparts, each such counterpart being deemed to be an original instrument and all of which when taken together shall be considered one and the same agreement, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Section 6.12Severability

.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and

(b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 6.13Replacement of Securities

.  If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction.

Section 6.14Common Stock Adjustments

.  Each and every reference to share prices and shares of Common Stock in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement.

Section 6.15Payment Set Aside

.  To the extent that the Company makes a payment or payments to the Investor pursuant to any Transaction Document or the Investor enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any Law (including, without limitation, any bankruptcy Law, state or federal Law, common Law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set off had not occurred.

Section 6.16Construction

.  The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, the parties agree that this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 6.17Interpretation

.  Where a reference in this Agreement is made to an Article, Section, Annex, Exhibit or Schedule, such reference shall be to an Article, Section, Annex, Exhibit or Schedule to this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” or words of like import.  The use of the masculine, feminine or neuter gender, or the singular or plural form of words used herein (including defined terms) shall not limit any provision of this Agreement.  Reference herein to a particular Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable Contract.  Reference to a particular Contract (including this Agreement), document or instrument means such Contract, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof.  Any reference to a particular Law means such Law as amended, modified or supplemented (including all rules and regulations promulgated thereunder) and, unless otherwise provided, as in effect from time to time.  The terms “cash” and “$” mean United States Dollars.  The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Annex to, this Agreement.

Section 6.18Headings

.  The table of contents, captions and headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

RLJ Entertainment, INc.

By:  /s/ Miguel Penella
       Name:  Miguel Penella
       Title:    Chief Executive Officer

DIGITAL ENTERTAINMENT HOLDINGS LLC

By:  /s/ Joshua W. Sapan
       Name:  Joshua W. Sapan
       Title:    President and Chief Executive Officer

[Signature Page to Investment Agreement]

ANNEX F

Terms of Stockholders’ Agreement

Stockholders’ Agreement to include the following terms provided in the term sheet but not addressed in the other Transaction Documents: preemptive rights, right of first refusal, tag-along, and drag-along rights.